Consent of Independent Registered Public Accounting Firm	Raymond Chabot Grant ThorntonLLP
Suite 2000 National Bank Tower 600 De La Gauchetière Street West Montréal, Québec H3B 4L8 Telephone: (514) 878-2691 Fax: (514) 878-2127 www.rcgt.com

We have issued our reports dated May 20, 2008 and October 9, 2007 accompanying the consolidated financial statements of Tiger Renewable Energy Ltd. ( formally known as Tiger Ethanol International Inc.) contained in Amendment No. 2 to the Post Effective Registration Statement on Form S-1/A and related prospectus. We consent to the use of the aforementioned reports in Amendment No. 2 to the Post Effective Registration Statement on Form S-1/A and related prospectus, and to the use of our name as it appears under the caption “Experts”.

Chartered Accountants

Montreal, Canada
July 17, 2008